Exhibit 99.1

NEOSE TECHNOLOGIES, INC.

102 Witmer Road, Horsham, PA 19044         215.315.9000         fax:215.315.9100

email: info@neose.com         www.neose.com

Neose Technologies and Novo Nordisk Sign License Agreements for Improved Therapeutic Proteins

Up to $55.6 Million in Upfront and Milestone Payments

HORSHAM, PA, November 17, 2003. Neose Technologies, Inc. (NasdaqNM: NTEC) announced today that it has entered into two research, development and license agreements with Novo Nordisk A/S (NYSE: NVO) to use Neose’s GlycoPEGylation™ technology to develop three next-generation proteins within Novo Nordisk’s therapeutic areas, one of which is currently marketed by them.

The license agreements are the result of the research and development collaboration agreements Neose and Novo Nordisk executed in 2002 and the successful application of Neose’s GlycoPEGylation technology to three complex proteins.

Under the terms of the new agreements, Neose will receive a $4.3 million upfront fee and up to $51.3 million in milestone payments based on the progress of the programs. Novo Nordisk is responsible for funding Neose’s research and development activities under the agreements, and Neose will receive royalties on sales of any products commercialized under the agreements. In addition, Neose could receive additional milestones and royalties on new indications for the two proteins not currently marketed by Novo Nordisk.

“We are pleased that the success of our original collaboration with Novo Nordisk has led to a broader collaboration on multiple proteins for various indications. Our work with Novo Nordisk highlights the potential of our GlycoPEGylation technology to make clinically significant improvements to therapeutic proteins,” said C. Boyd Clarke, Neose president, chief executive officer and chairman. “We look forward to moving into the next phase of developing these proteins with a leader in the field.”

About GlycoPEGylation

Neose’s GlycoPEGylation technology can extend and customize protein half-life by uniquely

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linking various size polyethylene glycol (PEG) polymers to glycans that are remote from the protein’s active site, thereby preserving activity. Proteins that have not benefited from traditional chemical pegylation may benefit from GlycoPEGylation.

About Novo Nordisk

Novo Nordisk is a focused healthcare company. With the broadest diabetes product portfolio in the industry, including the most advanced products within the area of insulin delivery systems, Novo Nordisk is a world leader in diabetes care. In addition, Novo Nordisk has a leading position within haemostasis management, growth hormone therapy and hormone replacement therapy. Novo Nordisk manufactures and markets pharmaceutical products and services that make a significant difference to patients, the medical profession and society. With headquarters in Denmark, Novo Nordisk employs approximately 18,700 people in 68 countries and markets its products in 179 countries. Novo Nordisk’s B shares are listed on the stock exchanges in Copenhagen and London. Its ADRs are listed on the New York Stock Exchange under the symbol ‘NVO’. For further company information visit www.novonordisk.com

About Neose

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics through the application of its proprietary technologies. By applying its GlycoAdvanceTM and GlycoPEGylationTM technologies, Neose is developing proprietary protein drugs that are improved versions of currently marketed therapeutics with proven efficacy. These second generation proteins are expected to offer significant advantages, including less frequent dosing and improved safety and efficacy. In addition to developing its own products and co-developing products with others, Neose is entering into strategic partnerships for the inclusion of its technologies into products being developed by other biotechnology and pharmaceutical companies.

CONTACTS:

Neose Technologies, Inc.

Robert I. Kriebel

Sr. Vice President and Chief Financial Officer

Barbara Krauter

Manager, Investor Relations

(215) 315-9000

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section entitled “Risk Factors” of our Registration Statement on Form S-3 dated June 20, 2003, and discussions of potential risks and uncertainties in our subsequent filings with the SEC.